Exhibit 99.1

JFrog Announces Final Lock-up Release

SUNNYVALE, Calif., Feb. 16, 2021 (GLOBE NEWSWIRE) -- In connection with the initial public offering (the “IPO”) of the ordinary shares of JFrog Ltd. (“JFrog” or the “Company”) (NASDAQ: FROG), the liquid software company, the Company’s directors, executive officers and greater than 5% shareholders and substantially all of the other shareholders entered into lock-up agreements with the underwriters for the IPO to restrict their ability to sell or transfer ordinary shares of the Company through March 14, 2021, subject to early release exceptions. Pursuant to the terms of the lock-up agreements with the underwriters, 25% of the shares subject to each lock-up agreement became eligible for sale in the public market at the open of trading on November 25, 2020. Since JFrog will be in its standard quarterly trading blackout period on March 14, 2021, the lock-up agreements provide that the expiration threshold date with respect to the remaining shares will instead be the sixth day immediately preceding the commencement of such trading blackout period.

As a result, the remaining ordinary shares of JFrog which are subject to each lock-up agreement will become eligible for sale in the public market at the open of trading on February 22, 2021, subject to any trading limitations on shares held by affiliates of the Company, continued vesting of any unvested equity awards as of such date, and any of the Company’s insider trading or other policies.

About JFrog

JFrog, the creator of the DevOps platform, is on a “Liquid Software” mission to enable the flow of software seamlessly and securely from the developer’s keystrokes to production. The end-to-end, hybrid JFrog Platform provides the tools and visibility required by modern software development organizations to fully embrace the power of DevOps. JFrog’s universal, multi-cloud DevOps platform is available as open-source, self-managed, and SaaS services on AWS, Microsoft Azure, and Google Cloud. JFrog is trusted by millions of users and thousands of customers, including a majority of the Fortune 100 companies that depend on JFrog solutions to manage their mission-critical software delivery pipelines. Learn more at jfrog.com.

Investor Contact:

JoAnn Horne

jhorne@marketstreetpartners.com